Exhibit 2.1

                            SHARE EXCHANGE AGREEMENT

     This SHARE EXCHANGE AGREEMENT (this "AGREEMENT"), dated as of February 8, 2010, is by and among Green Star Mining Corp., a Delaware corporation (the "PUBCO"), Risetime Group Limited, a British Virgin Islands company ("RISETIME"), and Nicestar International Limited, a British Virgin Islands company (the "STOCKHOLDER"). Each of the parties to this Agreement is individually referred to herein as a "PARTY" and collectively, as the "PARTIES".

                                   BACKGROUND

     Risetime has one ordinary share (the "RISETIME STOCK") issued and outstanding, which is held by the Stockholder. The Stockholder is the record and beneficial owner of the number of shares of Risetime Stock as set forth on Exhibit A. The Stockholder has agreed to transfer its Risetime Stock in exchange for 20,500,000 newly issued common stock, par value $.0001 per share, of the Pubco (the "PUBCO STOCK") that will constitute approximately 62.12% of the issued and outstanding common stock of the Pubco immediately after the Closing. The number of shares of Pubco Stock to be received by the Stockholder is listed opposite such Stockholder's name on Exhibit A attached to this Agreement. The aggregate number of shares of Pubco Stock that is reflected on Exhibit A is referred to herein as the "SHARES".

     The Board of Directors of the Pubco, Risetime and the Stockholder have determined that it is desirable to effect this plan of reorganization and share exchange.

                                    AGREEMENT

     NOW THEREFORE, the parties agree as follows:

                                   ARTICLE I

                               Exchange of Shares

     SECTION  1.01.  Exchange  by  Stockholder.  At the  Closing  (as defined in
Section 1.02), the Stockholder shall sell, transfer, convey, assign and deliver to Pubco its Risetime Stock free and clear of all Liens (as defined below) in exchange for Pubco Stock listed on Exhibit A opposite such Stockholder's name.

     SECTION 1.02. Closing. The closing (the "CLOSING") of the transactions contemplated hereby (the "TRANSACTIONS") shall take place at the Beijing office of King and Wood LLP in People's Republic of China at 11:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or such other date and time as the parties may mutually determine (the "CLOSING DATE").
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                                   ARTICLE II

                  Representations and Warranties of Stockholder

     The Stockholder hereby represents and warrants to Pubco with respect to itself, as follows:

     SECTION 2.01. Good Title. The Stockholder is the record and beneficial owner, and has good title to its Risetime Stock, with the right and authority to sell and deliver such Risetime Stock. Upon registering of Pubco as the new owner of such Risetime Stock in the share register of members of Risetime, Pubco will receive good title to such Risetime Stock, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances (collectively, "LIENS").

     SECTION 2.02. Power and Authority. This Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against such Stockholder in accordance with the terms hereof.

     SECTION 2.03. No Conflicts. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign ("GOVERNMENTAL ENTITY") under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, "LAWS"); (ii) will not violate any Laws applicable to such Stockholder and (iii) will not violate or breach any contractual obligation to which such Stockholder is a party.

     SECTION 2.04. No Finder's Fee. The Stockholder has not created any obligation for any finder's, investment banker's or broker's fee in connection with the Transactions.

     SECTION 2.05. Purchase Entirely for Own Account. Pubco Stock proposed to be acquired by the Stockholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Stockholder has no present intention of selling or otherwise distributing Pubco Stock, except in compliance with applicable securities laws.

     SECTION 2.06. Lock-up and Registration Rights. The Stockholder hereby undertakes that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Pubco Stock, enter into a transaction that  would  have  the same  effect,  or enter  into  any  swap,  hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Pubco Stock, whether any of these transactions are to be settled by delivery of any such Pubco Stock, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, for a period of 24 months from the date of issuance of such Pubco Stock. After 24-month period described above, the Stockholder shall be entitled to effect the registration under the Securities Act of such Pubco Stock.

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     SECTION 2.07. Restricted Securities.  The Stockholder  understands that the
Pubco Stock is characterized as "restricted securities" under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Stockholder pursuant hereto, the Pubco Stock would be acquired in a transaction not involving a public offering. The Stockholder further acknowledges that if the Pubco Stock is issued to the Stockholder in accordance with the provisions of this Agreement, such Pubco Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Stockholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

     SECTION 2.08. Legends. It is understood that the Pubco Stock will bear the following legend or one that is substantially similar to the following legend:

         NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

     SECTION 2.09. Accredited Investor. The Stockholder is an "accredited investor" within the meaning of Rule 501 under the Securities Act.

                                  ARTICLE III

                   Representations and Warranties of Risetime

     Risetime represents and warrants to Pubco that, except as set forth in Risetime Disclosure Letter (as defined below, and regardless of whether or not Risetime Disclosure Letter is referenced below with respect to any particular representation or warranty), which will be delivered by Risetime to Pubco concurrently herewith (the "RISETIME DISCLOSURE LETTER"):

     SECTION 3.01. Organization, Standing and Power. Each of Risetime and its subsidiaries (the "RISETIME SUBSIDIARIES") is duly organized, validly existing

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and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Risetime, a material adverse effect on the ability of Risetime to perform its obligations under this Agreement or on the ability of Risetime to consummate the Transactions (a "RISETIME MATERIAL ADVERSE EFFECT"). Risetime and each Risetime Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Risetime Material Adverse Effect. Risetime has delivered to the Pubco true and complete copies of the memorandum and articles of association of Risetime and such other constituent instruments of Risetime as may exist, each as amended to the date of this Agreement (as so amended, the "RISETIME CONSTITUENT INSTRUMENTS"), and the comparable charter, organizational documents and other constituent instruments of each Risetime Subsidiary, in each case as amended through the date of this Agreement.

     SECTION 3.02. Risetime Subsidiaries; Equity Interests.

     (a) The Risetime Disclosure Letter lists each Risetime Subsidiaries and its jurisdiction of organization. Except as specified in Risetime Disclosure Letter, all the outstanding shares of capital stock or equity investments of each Risetime Subsidiaries have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Risetime, free and clear of all Liens.

     (b) Except for its interests in Risetime Subsidiaries, Risetime does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

     SECTION 3.03. Capital Structure. The authorized shares of Risetime are 50,000 ordinary shares of a single class with a par value of US$1.00 each. As of the date of this Agreement, one ordinary share is issued and outstanding. Except as set forth above, no shares or other voting securities of Risetime are issued, reserved for issuance or outstanding. Except as specified in Risetime Disclosure Letter, Risetime is the sole record and beneficial owner of all of the issued and outstanding capital stock of each Risetime Subsidiary. All outstanding shares of the capital stock of Risetime and each Risetime Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the British Virgin Islands, Risetime Constituent Instruments or any Contract (as defined in Section 3.05) to which Risetime is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Risetime or any Risetime Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Risetime Stock or the common stock of any Risetime Subsidiary may vote ("VOTING DEBT"). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock

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appreciation  rights,  stock-based  performance units,  commitments,  Contracts, arrangements or undertakings of any kind to which Risetime or any Risetime Subsidiary is a party or by which any of them is bound (i) obligating Risetime or any Risetime Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Risetime or any Risetime
Subsidiary or any Voting Debt, (ii) obligating Risetime or any Risetime Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Risetime or of any Risetime Subsidiary. Except as set forth in Risetime Disclosure Letter, as of the date of this Agreement, there are not any outstanding contractual obligations of Risetime to repurchase, redeem or otherwise acquire any shares of capital stock of Pubco.

     SECTION 3.04. Authority; Execution and Delivery; Enforceability. Risetime has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Risetime of this Agreement and the consummation by Risetime of the Transactions have been duly authorized and approved by the Board of Directors of Risetime and no other corporate proceedings on the part of Risetime are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Risetime in accordance with its terms.

     SECTION 3.05. No Conflicts; Consents.

     (a) Except as set forth in Risetime Disclosure Letter, the execution and delivery by Risetime of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Risetime or any Risetime Subsidiary under, any provision of (i) Risetime Constituent Instruments or the comparable charter or organizational documents of any Risetime Subsidiary, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "CONTRACT") to which Risetime or any Risetime Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree ("JUDGMENT") or material Law applicable to Risetime or any Risetime Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Risetime Material Adverse Effect.

     (b) Except as set forth in Risetime Disclosure Letter and except for required filings with the Securities and Exchange Commission (the "SEC") and applicable "Blue Sky" or state securities commissions, no material consent, approval, license, permit, order or authorization ("CONSENT") of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Risetime or any

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Risetime  Subsidiary in connection with the execution,  delivery and performance of this Agreement or the consummation of the Transactions.

     SECTION 3.06. Benefit Plans. Risetime does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Risetime or any Risetime Subsidiary (collectively, "RISETIME BENEFIT PLANS"). As of the date of this Agreement there are not any severance or termination agreements or arrangements between Risetime or any Risetime Subsidiary and any current or former employee, officer or director of Risetime or any Risetime Subsidiary, nor does Risetime or any Risetime Subsidiary have any general severance plan or policy.

     SECTION 3.07. Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting Risetime, any subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility ("ACTION") which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or
(ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Risetime Material Adverse Effect. Neither Risetime nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

     SECTION 3.08. Compliance with Applicable Laws. Risetime and Risetime Subsidiaries are in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Risetime Material Adverse Effect. Except as set forth in Risetime Disclosure Letter, Risetime has not received any written communication during the past two years from a Governmental Entity that alleges that Risetime is not in compliance in any material respect with any applicable Law.

     SECTION 3.09. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Risetime.

     SECTION 3.10. Contracts. Except as disclosed in Risetime Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Risetime and its subsidiaries taken as a whole. Neither Risetime nor any Risetime Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by

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which it or any of its  properties or assets is bound,  except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Risetime Material Adverse Effect.

     SECTION 3.11. Title to Properties. Except as set forth in the Disclosure Letter, Risetime and Risetime Subsidiaries do not own any real property. Each of Risetime and Risetime Subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Risetime or any of Risetime Subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in Risetime Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Risetime and Risetime Subsidiaries to conduct business as currently conducted.

     SECTION 3.12.  Intellectual  Property.  Risetime and Risetime  Subsidiaries
own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "INTELLECTUAL PROPERTY RIGHTS") which are material to the conduct of the business of Risetime and Risetime Subsidiaries taken as a whole. The Risetime Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of Risetime and Risetime Subsidiaries taken as a whole. There are no claims pending or, to the knowledge of Risetime, threatened that Risetime or any of Risetime Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Risetime, no person is infringing the rights of Risetime or any of Risetime Subsidiaries with respect to any Intellectual Property Right.

     SECTION 3.13. Labor Matters. Except as set forth in Risetime Disclosure Letter, there are no collective bargaining or other labor union agreements to which Risetime or any of Risetime Subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of Risetime, is imminent with respect to any of the employees of Risetime.

     SECTION 3.14. Financial Statements. Prior to the Closing, Risetime will deliver to the Pubco its reviewed consolidated financial statements for the quarter ended November 30, 2009 and its audited consolidated financial statements for the fiscal years ended August 31, 2009 and 2008 (collectively, the "RISETIME FINANCIAL STATEMENTS"). Upon delivery, Risetime Financial
Statements will have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Risetime Financial Statements will fairly present in all material respects the financial condition and operating results of Risetime, as of the dates, and for the periods, indicated therein. Risetime will not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to August 31, 2009, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in Risetime Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Risetime Material Adverse Effect.

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     SECTION 3.15. Solvency.  Based on the financial condition of Risetime as of the closing date (and assuming that the closing shall have occurred), (i) Risetime's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Risetime's existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) Risetime's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Risetime, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of Risetime, together with the proceeds Risetime would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Risetime does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

     SECTION 3.16. No Additional Agreements. Risetime does not have any agreement or understanding with the Stockholder with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

     SECTION 3.17. Investment Company. Risetime is not, and is not an affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 3.18. Disclosure. All disclosure provided to the Stockholder regarding Risetime, its business and the transactions contemplated hereby, furnished by or on behalf of Risetime (including Risetime's representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.19. Absence of Certain Changes or Events. Except as disclosed in Risetime Financial Statements or in Risetime Disclosure Letter, from August 31, 2009 to the date of this Agreement, Risetime has conducted its business only in the ordinary course, and during such period there has not been:

          (a) any change in the assets, liabilities, financial condition or operating results of Risetime or any Risetime Subsidiary, except changes in the ordinary course of business that have not caused, in the aggregate, a Risetime Material Adverse Effect;

          (b) any damage, destruction or loss, whether or not covered by insurance, that would have a Risetime Material Adverse Effect;

          (c) any waiver or compromise by Risetime or any Risetime Subsidiary of a valuable right or of a material debt owed to it;

          (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Risetime or any Risetime Subsidiary, except in the ordinary course of business and the satisfaction or discharge of which would not have a Risetime Material Adverse Effect;

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          (e) any material  change to a material  Contract by which  Risetime or any Risetime Subsidiary or any of its respective assets is bound or subject;

          (f) any mortgage, pledge, transfer of a security interest in, or lien, created by Risetime or any Risetime Subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Risetime's or such Risetime Subsidiary's ownership or use of such property or assets;

          (g) any loans or guarantees made by Risetime or any Risetime Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

          (h) any alteration of Risetime's method of accounting or the identity of its auditors;

          (i) any declaration or payment of dividend or distribution of cash or other property to Stockholders or any purchase, redemption or agreements to purchase or redeem any shares of Risetime Stock;

          (j) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Risetime stock option plans; or

          (k) any arrangement or commitment by Risetime or any Risetime Subsidiary to do any of the things described in this Section 3.19.

     SECTION 3.20. Compliance with PRC Anti-Corruption Laws. Neither Risetime, nor any of its subsidiaries, nor, to Risetime's knowledge, any director, officer, agent, employee or other person acting on behalf of Risetime or any of its subsidiaries has, in the course of its actions for, or on behalf of, Risetime (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of applicable PRC laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

                                   ARTICLE IV

                   Representations and Warranties of the Pubco

     The Pubco represents and warrants to the Stockholder and Risetime that, except as set forth in the reports, schedules, forms, statements and other documents filed by Pubco with the SEC and publicly available prior to the date of the Agreement (the "FILED PUBCO SEC DOCUMENTS") or in the letter, which will be delivered by the Pubco to Risetime and the Stockholder concurrently herewith (the "PUBCO DISCLOSURE LETTER"):

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
     SECTION 4.01. Organization, Standing and Power. Pubco is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Pubco, a material adverse effect on the ability of Pubco to perform its obligations under this Agreement or on the ability of Pubco to consummate the Transactions (a "PUBCO MATERIAL ADVERSE EFFECT"). Pubco is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Pubco Material Adverse Effect. Pubco has delivered to Risetime true and complete copies of the certificate of incorporation of Pubco, as amended to the date of this Agreement (as so amended, the "PUBCO CHARTER"), and the Bylaws of Pubco, as amended to the date of this Agreement (as so amended, the "PUBCO BYLAWS").

     SECTION 4.02. Subsidiaries; Equity Interests. Pubco does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

     SECTION 4.03. Capital Structure. The authorized capital stock of the Pubco consists of One Hundred Million (100,000,000) shares of Pubco Common Stock, par value $0.0001 per share and Forty Million (40,000,000) shares of Pubco Preferred Stock, par value $0.001 per share. As of the date hereof, 12,500,000 shares of Pubco Common Stock are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Pubco were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Pubco are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware, the Pubco Charter, the Pubco Bylaws or any Contract to which Pubco is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Pubco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Pubco Common Stock may vote ("VOTING PUBCO DEBT"). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Pubco is a party or by which it is bound (i) obligating Pubco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Pubco or any Voting Pubco Debt, (ii) obligating Pubco to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Pubco. As of the date of this Agreement, there are not any outstanding contractual obligations of Pubco to repurchase, redeem or otherwise acquire any shares of capital stock of Pubco.

Except as set forth in Schedule 4.03, the Pubco is not a party to any agreement granting any securityholder of the Pubco the right to cause the Pubco to register shares of the capital stock or other securities of the Pubco held by such securityholder under the Securities Act. The stockholder list to be provided at closing to Risetime shall be a current shareholder list generated by its stock transfer agent, and such list shall accurately reflect all of the issued and outstanding shares of the Pubco's Common Stock.

     SECTION 4.04. Authority; Execution and Delivery; Enforceability. The execution and delivery by the Pubco of this Agreement and the consummation by the Pubco of the Transactions have been duly authorized and approved by the Board of Directors of the Pubco and no other corporate proceedings on the part of the Pubco, except for the filing of a Certificate of Completion (as hereinafter defined), are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of the Pubco, enforceable against the Pubco in accordance with the terms hereof.

     SECTION 4.05. No Conflicts; Consents.

     (a) Except as set forth in the Pubco Disclosure Letter, the execution and delivery by Pubco of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Pubco under, any provision of (i) Pubco Charter or Pubco Bylaws,
(ii) any material Contract to which Pubco is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to Pubco or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Pubco Material Adverse Effect.

     (b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Pubco in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the filings under state "blue sky" laws, as may be required in connection with this Agreement and the Transactions.

     SECTION 4.06. SEC Documents; Undisclosed Liabilities.

     (a) Pubco has filed all reports, schedules, forms, statements and other documents required to be filed by Pubco with the SEC (the "PUBCO SEC DOCUMENTS").

     (b) As of its respective filing date, each Pubco SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Pubco SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Pubco SEC Document has been revised or superseded by a later filed Pubco SEC Document, none of the Pubco SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Pubco included in the Pubco SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principals ("GAAP") (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Pubco and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     (c) Except as set forth in the Filed Pubco SEC Documents, Pubco has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Pubco or in the notes thereto. The Pubco Disclosure Letter sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the Pubco) due after the date hereof. As of the date hereof the Pubco has total liabilities of less than $1,000, all of which liabilities shall be paid off at or prior to the Closing and shall in no event remain liabilities of the Pubco, Risetime or the Stockholder following the Closing.

     SECTION 4.07. Absence of Certain Changes or Events. Except as disclosed in the Filed Pubco SEC Documents or in the Pubco Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Pubco SEC Documents to the date of this Agreement, Pubco has conducted its business only in the ordinary course, and during such period there has not been:

          (a) any change in the assets, liabilities, financial condition or operating results of the Pubco from that reflected in the Pubco SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Pubco Material Adverse Effect;

          (b) any damage, destruction or loss, whether or not covered by insurance, that would have a Pubco Material Adverse Effect;

          (c) any waiver or compromise by the Pubco of a valuable right or of a material debt owed to it;

          (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Pubco, except in the ordinary course of business and the satisfaction or discharge of which would not have a Pubco Material Adverse Effect;

          (e) any material change to a material Contract by which the Pubco or any of its assets is bound or subject;

          (f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

          (g) any resignation or termination of employment of any officer of the Pubco;

          (h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Pubco, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Pubco's ownership or use of such property or assets;

          (i) any loans or guarantees made by the Pubco to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

          (j) any declaration, setting aside or payment or other distribution in respect of any of the Pubco's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Pubco;

          (k) any alteration of the Pubco's method of accounting or the identity of its auditors;

          (l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Pubco stock option plans; or

          (m) any arrangement or commitment by the Pubco to do any of the things described in this Section 4.07.

     SECTION 4.08. Taxes.

     (a) Pubco has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Pubco Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Pubco Material Adverse Effect.

     (b) The most recent financial statements contained in the Filed Pubco SEC Documents reflect an adequate reserve for all Taxes payable by Pubco (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Pubco, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Pubco Material Adverse Effect.

     (c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Pubco. Pubco is not bound by any agreement with respect to Taxes.

     SECTION 4.09. Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Filed Pubco SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by Pubco of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Pubco (collectively, "PUBCO BENEFIT PLANS"). As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Pubco and any current or former employee, officer or director of the Pubco, nor does the Pubco have any general severance plan or policy.

     SECTION 4.10. ERISA Compliance; Excess Parachute Payments. The Pubco does not, and since its inception never has, maintained, or contributed to any "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) or any other Pubco Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Pubco.

     SECTION 4.11. Litigation. There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Pubco Material Adverse Effect. Neither the Pubco nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

     SECTION 4.12. Compliance with Applicable Laws. Pubco is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Pubco Material Adverse Effect. Except as set forth in the Filed Pubco SEC Documents or in the Pubco Disclosure Letter, Pubco has not received any written communication during the past two years from a Governmental Entity that alleges that Pubco is not in compliance in any material respect with any applicable Law. The Pubco is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Pubco Material Adverse Effect. This Section 4.12 does not relate to matters with respect to Taxes, which are the subject of Section 4.08.

     SECTION 4.13. Contracts. Except as disclosed in the Pubco Filed SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Pubco taken as a whole. Pubco is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Pubco Material Adverse Effect.

     SECTION 4.14. Title to Properties. Pubco has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Pubco has leasehold interests, are free and clear of all Liens other than those set forth in the Pubco Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Pubco to conduct business as currently conducted. Pubco has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Pubco enjoys peaceful and undisturbed possession under all such material leases.

     SECTION 4.15. Intellectual Property. Pubco owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Pubco taken as a whole. The Pubco Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Pubco taken as a whole. Except as set forth in the Pubco Disclosure Letter no claims are pending or, to the knowledge of the Pubco, threatened that the Pubco is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Pubco, no person is infringing the rights of the Pubco with respect to any Intellectual Property Right.

     SECTION 4.16. Labor Matters. There are no collective bargaining or other labor union agreements to which the Pubco is a party or by which it is bound. No material labor dispute exists or, to the knowledge of the Pubco, is imminent with respect to any of the employees of the Pubco.

     SECTION 4.17. Market Makers. The Pubco has at least two market makers for its common shares and such market makers have obtained all permits and made all filings necessary in order for such market makers to continue as market makers of the Pubco.

     SECTION 4.18. Transactions With Affiliates and Employees. Except as set forth in the Filed Pubco SEC Documents and Pubco Disclosure Letter, none of the officers or directors of the Pubco and, to the knowledge of the Pubco, none of the employees of the Pubco is presently a party to any transaction with the Pubco or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Pubco, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

     SECTION 4.19. Internal Accounting Controls. The Pubco maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Pubco has established disclosure controls and procedures for the Pubco and designed such disclosure controls and procedures to ensure that material information relating to the Pubco is made known to the officers by others within those entities. The Pubco's officers have evaluated the effectiveness of the Pubco's controls and procedures. Since November 30, 2009, there have been no significant changes in the Pubco's internal controls or, to the Pubco's knowledge, in other factors that could significantly affect the Pubco's internal controls.

     SECTION 4.20. Solvency. Based on the financial condition of the Pubco as of the closing date (and assuming that the closing shall have occurred), (i) the Pubco's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Pubco's existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Pubco's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Pubco, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Pubco, together with the proceeds the Pubco would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Pubco does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

     SECTION 4.21. Application of Takeover Protections. The Pubco has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Pubco's charter documents or the laws of its state of incorporation that is or could become applicable to the Stockholder as a result of the Stockholder and the Pubco fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Stockholder's ownership of the Shares.

     SECTION 4.22. No Additional Agreements. The Pubco does not have any agreement or understanding with the Stockholder with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

     SECTION 4.23. Investment Company. The Pubco is not, and is not an affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 4.24. Disclosure. All disclosure provided to the Stockholder regarding the Pubco, its business and the transactions contemplated hereby, furnished by or on behalf of the Pubco (including the Pubco's representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. SECTION 4.25. Certain Registration Matters. Except as specified in the Pubco Disclosure Letter and Filed Pubco SEC Documents, the Pubco has not granted or agreed to grant to any person any rights (including "piggy-back" registration rights) to have any securities of the Pubco registered with the SEC or any other governmental authority that have not been satisfied.

     SECTION 4.26. Listing and Maintenance Requirements. The Pubco is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Pubco Stock on the trading market on which the Pubco Stock are currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Pubco Stock are currently listed or quoted, and no approval of the stockholders of the Pubco is required for the Pubco to issue and deliver to the Stockholder the Shares contemplated by this Agreement.

     SECTION 4.27. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Pubco, its subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Pubco under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Pubco of its Common Stock and which has not been publicly announced.

     SECTION 4.28. Foreign Corrupt Practices. Neither the Pubco, nor any of its subsidiaries, nor, to the Pubco's knowledge, any director, officer, agent, employee or other person acting on behalf of the Pubco or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Pubco
(i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

                                   ARTICLE V

                                   Deliveries

     SECTION 5.01. Deliveries of the Stockholder.

     (a) Concurrently herewith the Stockholder is delivering to the Pubco this Agreement executed by the Stockholder.

     (b) On Closing date, the Stockholder shall deliver to the Pubco:

          (i)  certificates representing its Risetime Stock; and

          (ii) duly executed instruments of transfer by the Stockholder of its Risetime Stock to the Pubco.

     SECTION 5.02. Deliveries of the Pubco.

     (a) Concurrently herewith, the Pubco is delivering:

          (i) to the Stockholder and to Risetime, a copy of this Agreement executed by Pubco;

          (ii) to Risetime, a certificate from the Pubco, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Pubco Charter, Pubco Bylaws and resolutions of the Board of Directors of the Pubco approving the Agreement and the Transactions, are all true, complete and correct and remain in full force and effect;

     (b) At or prior to the Closing, the Pubco shall deliver:

          (i) to Risetime, a letter of resignation of Yi Chen from all offices he holds with the Pubco effective upon the Closing and from his position as a director of the Pubco; and

          (ii) to Risetime, evidence of the election (A) of five directors to the board of directors of the Pubco and (B) of the executive officers of Risetime as executive officers of the Pubco effective upon the Closing.

     (c) On Closing date, the Pubco shall deliver:

          to the Stockholder, certificates representing the new shares of Pubco Stock issued to the Stockholder as set forth on Exhibit A.

     SECTION 5.03. Deliveries of Risetime.

     Concurrently herewith, Risetime is delivering to the Pubco this Agreement executed by Risetime

                                   ARTICLE VI

                              Conditions to Closing

     SECTION 6.01. Stockholder and Risetime Conditions Precedent. The obligations of the Stockholder and Risetime to enter into and complete the Closing is subject, at the option of the Stockholder and Risetime, to the fulfillment on or prior to the Closing Date of the following conditions:

          (a) Representations and Covenants. The representations and warranties of the Pubco contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Pubco shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Pubco on or prior to the Closing Date.

          (b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Risetime or the Stockholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Pubco or Risetime.

          (c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since November 30, 2009 which has had or is reasonably likely to cause a Pubco Material Adverse Effect.

          (d) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Risetime and the Pubco, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to the Stockholder in its sole and absolute discretion.

          (e) SEC Reports. The Pubco shall have filed all reports and other documents required to be filed by Pubco under the U.S. federal securities laws through the Closing Date.

          (f) OTCBB Quotation. The Pubco shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

          (g) Deliveries. The deliveries specified in Section 5.02 shall have been made by the Pubco.

          (h) No Suspensions of Trading in Pubco Stock; Listing. Trading in the Pubco Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Pubco) at any time since the date of execution of this Agreement, and the Pubco Stock shall have been at all times since such date listed for trading on a trading market.

          (i) Satisfactory Completion of Due Diligence. Risetime and the Stockholder shall have completed their legal, accounting and business due diligence of the Pubco and the results thereof shall be satisfactory to Risetime and the Stockholder in their sole and absolute discretion.

     SECTION 6.02. Pubco Conditions Precedent. The obligations of the Pubco to enter into and complete the Closing is subject, at the option of the Pubco, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Pubco in writing.

          (a) Representations and Covenants. The representations and warranties of the Stockholder and Risetime contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Stockholder and Risetime shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Stockholder and Risetime on or prior to the Closing Date. Risetime shall have delivered to the Pubco, if requested, a certificate, dated the Closing Date, to the foregoing effect.

          (b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Pubco, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Pubco.

          (c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since November 30, 2009 which has had or is reasonably likely to cause a Risetime Material Adverse Effect.

          (d) Deliveries.  The deliveries  specified in Section 5.01 and Section
     5.03 shall have been made by the Stockholder and Risetime, respectively.

          (e) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Risetime and the Pubco, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to the Pubco in its sole and absolute discretion.

                                  ARTICLE VII

                                    Covenants

     SECTION 7.01. Blue Sky Laws. Pubco shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Pubco Stock in connection with this Agreement.

     SECTION 7.02. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

     SECTION 7.03. Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

     SECTION 7.04. Conduct of Business. During the period from the date hereof through the Closing Date, Pubco and Risetime shall carry on their respective businesses in the ordinary and usual course consistent with past practice.

     SECTION 7.05. Exclusivity. The Pubco shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of the Pubco, or any assets of the Pubco (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (iii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. The Pubco shall notify Risetime immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     SECTION 7.06. Filing of 8-K. As soon as practicable following the Closing Date, Risetime shall provide the Pubco and the Stockholder with a draft of the current report on Form 8-K that is reasonably acceptable to the Pubco and the Stockholder that the Pubco shall file, within four business days of the Closing Date and attaching as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Risetime.

     SECTION 7.07. Access. Each Party shall permit representatives of each other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

     SECTION 7.08. Preservation of Business. From the date of this Agreement until the Closing Date, each of Risetime and the Pubco shall operate only in the ordinary and usual course of business consistent with past practice (provided, however, that Pubco shall not issue any securities without the prior written consent of Risetime), and shall use reasonable commercial efforts to (a) preserve intact its respective business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its respective business, and (c) not permit any action or omission which would cause any of its respective representations or warranties contained herein to become inaccurate or any of its respective covenants to be breached in any material respect.

                                  ARTICLE VIII

                                  Miscellaneous

SECTION 8.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

     If to the Pubco, to:

     Room 42, 4th Floor, New Henry House,
     10 Ice Street, Central, Hong Kong
     Tel: 00852 2810 7822
     Fax: 00852 2845 0504
     Attn: Yi Chen

     If to Risetime, to:

     Changsha Huanqiu Vocational Secondary School,
     Yutan Town, Ningxiang County, Hunan Province, P. R. China
     Tel: (86 731) 8782 8601
     Fax: (86 731) 8782 8601
     Attn: Guangwen He

     If to the Stockholder, to:

     Room 42, 4th Floor, New Henry House,
     10 Ice Street, Central, Hong Kong
     Tel: (852) 2810 7822
     Fax: (852) 2845 0504
     Attn: Guangwen He

     with a copy to:

     King & Wood
     40th Floor, Office Tower A, Beijing Fortune Plaza 7 Dongsanhuan Zhonglu,

     Chaoyang District Beijing 100020, China.
     Attention: Charles Law
     Tel: 8610-58785023
     Fax:8610-58785566

     SECTION 8.02. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by Risetime, Pubco and the Stockholder holding a majority of the Shares. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to the Stockholder to amend or consent to a waiver or modification of any provision of any transaction document unless the same consideration is also offered to all Stockholders who then hold Shares.

     SECTION 8.03. Termination.

     (a) Termination of Agreement. Risetime, the Stockholder and the Pubco may terminate this Agreement by mutual written consent at any time prior to the Closing;

     (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.03(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party to consummate its obligations hereunder or to complete the transactions contemplated by this Agreement, except for any Liability of any Party then in breach.

     SECTION 8.04. Power of Attorney. The Stockholder hereby irrevocably constitutes and appoints Risetime and any officer or agent of Risetime, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Stockholder or in Risetime's own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of the Stockholder, without notice to or assent by the Stockholder to transfer any future shares acquired by the Stockholder and any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right granted to the Stockholder relating to transactions on or before the date hereof.

     SECTION 8.05. Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Pubco shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Pubco of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the

Pubco may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

     SECTION 8.06. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Stockholder, Pubco and Risetime will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

     SECTION 8.07. Independent Nature of Stockholders' Obligations and Rights. The obligations of each Stockholder under this Agreement are several and not joint with the obligations of any other Stockholder, and no Stockholder shall be responsible in any way for the performance of the obligations of any other Stockholder under this Agreement. The decision of each Stockholder to acquire Shares pursuant to this Agreement has been made by such Stockholder independently of any other Stockholder. Nothing contained herein, and no action taken by any Stockholder pursuant hereto, shall be deemed to constitute the Stockholder as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Stockholder are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Stockholder acknowledges that no other Stockholder has acted as agent for such Stockholder in connection with making its investment hereunder and that no Stockholder will be acting as agent of such Stockholder in connection with monitoring its investment in the Shares or enforcing its rights under this Agreement. Each Stockholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Stockholder to be joined as an additional party in any proceeding for such purpose. Each of Risetime and Pubco acknowledge that the Stockholder has been provided with this same Agreement for the purpose of closing a transaction with multiple Stockholders and not because it was required or requested to do so by any Stockholder.

     SECTION 8.08. Limitation of Liability. Notwithstanding anything herein to the contrary, each of the Pubco and Risetime acknowledge and agree that the liability of a Stockholder arising directly or indirectly, under any transaction document of any and every nature whatsoever shall be satisfied solely out of the assets of such Stockholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Stockholder or any investor, shareholder or holder of shares of beneficial interest of such Stockholder shall be personally liable for any liabilities of such Stockholder.

     SECTION 8.09. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 8.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 8.11. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

     SECTION 8.12. Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with Risetime Disclosure Letter and the Pubco Disclosure Letter,
(a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

     SECTION 8.13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. ss. 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (i) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii)(A) to the extent that such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process and notify the other parties hereto of the name and address of such agent, and (B) to the fullest extent permitted by law, that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (ii)(A) or (B) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

     SECTION 8.14. Assignment. To the fullest extent permitted by law, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.


                            [Signature Page Follows]

     The Parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

The Pubco:
                                          GREEN STAR MINING CORP.


                                          By: /s/ Yi Chen
                                             -----------------------------------
                                          Name:  Yi Chen
                                          Title: President

Risetime:
                                          RISETIME GROUP LIMITED


                                          By: /s/ CLD Nominee Limited
                                             -----------------------------------
                                          Name:  CLD Nominee Limited
                                          Title: Director

The Stockholder:
                                          NICESTAR INTERNATIONAL LIMITED


                                          By: /s/ Guangwen He
                                             -----------------------------------
                                          Name:  Guangwen He
                                          Title: Director

                                    EXHIBIT A


                                        Number of       Percentage of Total    Number of Shares of
                                        Shares of         Company Shares       Pubco Stock to be
                                     Risetime Stock    Represented By Shares       Received by
Name and Address of Stockholder     Being Exchanged      Being Exchanged           Stockholder
-------------------------------     ---------------      ---------------           -----------
Nicestar International Limited             1                  62.12%                20,500,000